UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2013

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

500 Unicorn Park Drive Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 12, 2013, the Board of Directors (the “Board”) of LogMeIn, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to adopt a majority vote standard in uncontested elections of directors. The Board determined to restate the Bylaws in their entirety (the “Amended and Restated Bylaws”) effective as of such date.

Prior to the adoption of the Amended and Restated Bylaws, members of the Board were elected by a plurality of the votes cast, whether or not the election was contested. Under the majority vote standard set forth in the Amended and Restated Bylaws, in order to be elected to the Board in an uncontested election, a director nominee must receive a greater number of votes cast “for” that director than the number of votes cast “against” that director. The Amended and Restated Bylaws retain the plurality vote standard for contested elections. In connection with the adoption of the majority vote standard, the Board has established procedures set forth in the Company’s Corporate Governance Guidelines to provide that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. The Company will publicly disclose the committee’s decision regarding the tendered resignation in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication.

The foregoing description of the changes made in the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

3.1	Amended and Restated Bylaws of LogMeIn, Inc., dated March 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC

Date: March 15, 2013	By:	/s/ Michael K. Simon
Michael K. Simon
President and Chief Executive Officer

4